UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 1, 2009 (November 25, 2009)

Anthracite Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)      On November 25, 2009, Kathleen M. Hagerty tendered her resignation from the Board of Directors of Anthracite Capital, Inc. (the "Company") effective immediately.  Ms. Hagerty’s resignation did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01	Other Events.

As previously reported in a Current Report on Form 8-K filed with the Securities Exchange Commission on November 3, 2009, the Company did not make interest payments, when due on October 30, 2009, on its outstanding $13.75 million aggregate principal amount of 7.22% Senior Notes due 2016, its outstanding $28 million aggregate principal amount of 7.772%-to-floating rate Senior Notes due 2017 and its outstanding $37.5 million aggregate principal amount of 8.1275%-to-floating rate Senior Notes due 2017 (collectively, the "Senior Notes"). Under the indentures governing the Senior Notes, the continuance of an interest payment default for a period of 30 days constitutes an event of default. The Company failed to make the interest payments on the Senior Notes within this 30-day period. As a result, an event of default occurred and is continuing under each of the indentures governing the Senior Notes.

While the events of default are continuing, the trustee or the holders of at least 25% in aggregate principal amount of any of the three series of the outstanding Senior Notes may, by a written notice to the Company, declare the principal amount of such series of Senior Notes to be immediately due and payable. To date, the Company has not received any written notice of acceleration of the Senior Notes.

The events of default have triggered cross-default provisions in the Company’s secured bank facilities and its credit facility with BlackRock Holdco 2, Inc. and, if any debt were accelerated, would trigger a cross-acceleration provision in the Company’s convertible notes indenture. If acceleration were to occur, the Company would not have sufficient liquid assets available to repay such indebtedness and, unless the Company were able to obtain additional capital resources or waivers, the Company would be unable to continue to fund its operations or continue its business.

One of the Company's secured bank lenders, Deutsche Bank, whose loans to the Company were made under a repurchase agreement, has informally indicated to the Company that it intends to exercise its remedy of taking the collateral under the repurchase agreement. Under the repurchase agreement, Deutsche Bank must give the Company at least five business days' written notice before it may exercise this remedy. As of the time of this release, the Company has not received any such written notice from Deutsche Bank. Approximately $58 million principal amount of indebtedness remains outstanding under the Company’s repurchase facility with Deutsche Bank.

The Company is discussing the events of default and situation with certain of its creditors, but there can be no assurance that such discussions will result in the continuing operations of the Company.

Currently, the cash flows from substantially all of the Company’s assets are being diverted to a cash management account for the benefit of the Company’s secured bank lenders due to the continuation of the Company’s default on amortization payments required under such secured bank facilities.

Management’s assessment of the Company’s liabilities and the current market value of the Company’s assets suggests that, in the event of a reorganization or liquidation of the Company in the near term, shareholders would not receive any value and the value received by the Company’s unsecured creditors would be minimal.

A copy of the press release of the Company announcing the events of default is filed under this Item 8.01 as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Document
99.1	Press release dated December 1, 2009

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea

Name:	Richard M. Shea
Title:	President and Chief Operating Officer

Dated:	December 1, 2009